Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 related to the registration of up to 821,834 ordinary shares of Voltaire Ltd. (the “Company”) issuable pursuant to the Company’s 2007 Incentive Compensation Plan of our report dated March 29, 2007, (except for note 13(d), as to which the date is July 9, 2007), relating to the consolidated financial statement of the Company, which appears in the Company’s final prospectus filed with the Securities and Exchange Commission on July 27, 2007 pursuant to Rule 424(b)(1) under the Securities Act in connection with the Company’s registration statement on Form F-1 (File No. 333-144439).

/s/ KESSELMAN & KESSELMAN

KESSELMAN & KESSELMAN
A member of PriceWaterhouseCoopers International Limited

Tel-Aviv, Israel

February 13, 2008